For Immediate Release

Contact:                 William C. Owens
President and Chief Executive Officer
Owens Realty Mortgage, Inc.
(925) 935-3840

OWENS REALTY MORTGAGE, INC.
ANNOUNCES LISTING DATE ON THE NYSE MKT

WALNUT CREEK, CA. – June 25, 2013 – Owens Realty Mortgage, Inc., (the “Company”) announced today that it expects its common stock to begin trading on the NYSE MKT on Monday, July 1, 2013, under the ticker symbol “ORM”.

“We are pleased to be scheduled to begin trading on the NYSE MKT,” said William C. Owens, President and CEO of ORM. “The listing of our common stock is an important milestone for the Company that will increase our visibility within the REIT investor community, providing increased liquidity and long-term shareholder value.”

“We welcome Owens Realty Mortgage to the NYSE family of listed companies," said Scott Cutler, Executive Vice President, Global Listings at NYSE Euronext. "Owens will be joining other growth oriented companies that have chosen our advanced and innovative market model to offer a premier venue for the listing and trading of their stock. We look forward to our partnership with Owens and its shareholders.”

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a real estate investment trust that invests in commercial real estate mortgage loans primarily in the Western U.S.  The Company specializes in unconventional loans that require speed and flexibility. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events.  Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  These forward looking statements made in this release include, but may not be limited to, expectations around the Company’s listing and trading on the NYSE MKT.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in the Company’s most recent filings with the Securities and Exchange Commission.  All subsequent written and oral forward looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

SOURCE: Owens Realty Mortgage, Inc.

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